Exhibit 10.1

Cymer Inc.

2H 2009 Bonus Plan

Summary Description

On August 19, 2009, the Compensation Committee (the “Compensation Committee”) of Cymer’s Board of Directors approved a financial performance-based cash bonus program for the second half of fiscal 2009 (the “2H-2009 Plan”).

Eligibility: All employees eligible to participate under either Cymer’s Profit Sharing Plan or its Short-Term Incentive Plan are eligible to participate in the 2H-2009 Plan. Cymer employees may not participate in both the Profit Sharing Plan and the Short-Term Incentive Plan. The participant must be employed by Cymer at the time of payment in order to receive payment under the 2H-2009 Plan.

Plan Calculation: The total amount available to be paid to eligible employees as cash bonuses under the 2H-2009 Plan (“Total Available Bonus Amount”) will be equal to the amount by which Cymer’s operating income for the third and fourth quarters of fiscal 2009, combined, exceeds a specified base amount established by the Committee, multiplied by 40%. However, eligible Cymer employees will be paid a cash bonus only if Cymer recognizes operating income during the third and fourth quarters of fiscal 2009, combined, in excess of a separate specified threshold level established by the Committee.

Each eligible employee’s individual bonus amount paid under the 2H-2009 Plan will be equal to the Total Available Bonus Amount multiplied by a fraction, the numerator which will be such employee’s target bonus award under the Profit Sharing Plan or the Short-Term Incentive Plan, as applicable, and the denominator of which will be the aggregate amount of all eligible employees’ target bonus awards under the Profit Sharing Plan and the Short-Term Incentive Plan.

Annual Maximum. The maximum aggregate amount that may accrue under the 2H-2009 Plan and Cymer’s Long-Term Incentive Program together in 2009 is 15% of Cymer’s adjusted EBITDA (earnings before interest, taxes, depreciation, amortization and compensation expense attributable to stock awards). If the aggregate bonus amount accrued under both plans would exceed this cap, bonus awards would be adjusted downward to a total of 15% of Cymer’s adjusted EBITDA for fiscal 2009.

Disclaimer: Cymer reserves the right to modify the 2H-2009 Plan at any time.